EXHIBIT 2.1

                               AGREEMENT AND PLAN
                                       OF
                                 REORGANIZATION

                              DATED JUNE 30, 2000,

                                      AMONG

                                  IEXALT, INC.,

                              KCG COMBINATION CORP.

                                       AND

                           KEENER COMMUNICATIONS GROUP

                                       AND

                                ITS SHAREHOLDERS

                               TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I         DEFINITIONS AND INTERPRETATION.............................1
      1.1         Definitions................................................1
      1.2         Interpretation.............................................6
      1.3         Knowledge..................................................6

ARTICLE II        THE MERGER.................................................6
      2.1         The Merger.................................................6
      2.2         Merger Consideration.......................................6
      2.3         Closing and Effective Time of the Merger...................6

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF
                  IEXALT PARTIES.............................................6
      3.1         Organization of iExalt Parties.............................6
      3.2         Authority Relative to this Agreement.......................7
      3.3         No Violations..............................................7
      3.4         Consents and Approval......................................7
      3.5         iExalt Capitalization......................................7
      3.6         iExalt Subsidiaries........................................8
      3.7         iExalt Financial Statements................................8
      3.8         Absence of Certain Changes.................................9
      3.9         Litigation.................................................9
      3.10        Information Statement......................................9
      3.11        Brokers....................................................9

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF KCG PARTIES..............9
      4.1         Organization of KCG.......................................10
      4.2         Authority Relative to this Agreement......................10
      4.3         No Violations.............................................10
      4.4         Consents and Approval.....................................10
      4.5         KCG Capitalization........................................10
      4.6         No Subsidiaries...........................................11
      4.7         KCG Financial Statements..................................11
      4.8         Absence of Certain Changes................................11
      4.9         No Undisclosed Liabilities................................13
      4.10        KCG Properties............................................13
      4.11        Taxes and Tax Returns.....................................13
      4.12        Litigation................................................14
      4.13        Environmental Matters.....................................14
      4.14        Employee Benefit Plans....................................15

      4.15        Material Contracts........................................16
      4.16        Governmental Licenses and Permits; Compliance with Laws...17
      4.17        Intellectual Property.....................................17
      4.18        Labor Matters.............................................17
      4.19        Transactions with Affiliates..............................17
      4.20        Year 2000 Compliance......................................18
      4.21        Brokers...................................................18

ARTICLE V         REPRESENTATIONS AND AGREEMENTS
                  OF THE KCG SHAREHOLDERS...................................18
      5.1         Ownership and Status of KCG Shares........................18
      5.2         Power of the KCG Shareholder..............................18
      5.3         Approval of Merger........................................18
      5.4         No Conflicts..............................................18
      5.5         No Litigation.............................................19
      5.6         Preemptive and Other Rights; Waiver.......................19
      5.7         Control of Related Business...............................19
      5.8         Investment Representations................................20

ARTICLE VI        IEXALT COVENANTS PENDING CLOSING..........................21
      6.1         Notice of Certain Events..................................21
      6.2         Access and Information....................................21
      6.3         Confidentiality...........................................21
      6.4         Consummation of Merger....................................21

ARTICLE VII       COVENANTS OF KCG PENDING CLOSING..........................21
      7.1         Conduct of Business.......................................21
      7.2         Forbearance by KCG........................................22
      7.3         Access and Information....................................23
      7.4         Confidentiality...........................................23
      7.5         Consummation of Merger....................................23

ARTICLE VIII      MUTUAL CONDITIONS.........................................23
      8.1         No Adverse Proceedings....................................23

ARTICLE IX        CONDITIONS TO OBLIGATIONS OF IEXALT PARTIES...............23
      9.1         Representations True at Closing...........................24
      9.2         No Adverse Changes........................................24
      9.3         Opinion of KCG Counsel....................................24
      9.4         Consents..................................................24
      9.5         Due Diligence.............................................24
      9.6         Resignation of Officers and Directors.....................24
      9.7         Employment Agreement......................................24

      9.8         Releases..................................................24
      9.9         Termination of KCG Shareholders' Agreement................24
      9.10        Other Documents...........................................24

ARTICLE X         CONDITIONS TO KCG PARTIES OBLIGATIONS.....................25
      10.1        iExalt Representations True at Closing....................25
      10.2        No Adverse iExalt Changes.................................25
      10.3        Opinion of iExalt's Counsel...............................25
      10.4        Employment Agreement......................................25
      10.5        Registration Rights Agreement.............................25
      10.6        Other Documents...........................................25

ARTICLE XI        ADDITIONAL AGREEMENTS.....................................26
      11.1        Consents and Approvals....................................26
      11.2        Publicity.................................................26
      11.3        Expenses..................................................26
      11.4        Conveyance Taxes..........................................26
      11.5        Rule 144 Reports..........................................26

ARTICLE XII       NATURE AND SURVIVAL OF
                  REPRESENTATIONS AND WARRANTIES............................27
      12.1        Nature of Statements......................................27
      12.2        Survival of Representations and Warranties................27

ARTICLE XII       INDEMNIFICATION...........................................27
      13.1        Indemnification Regarding Article IV Representations,
                  Warranties and KCG Covenants..............................27
      13.2        Indemnification Regarding Article V Representations and
                  Warranties and KCG Shareholder Covenants..................28
      13.3        Indemnification by the iExalt Parties.....................28
      13.4        Requests for Indemnification..............................28

ARTICLE XIV       AMENDMENT AND TERMINATION.................................29
      14.1        Amendment.................................................29
      14.2        Waiver....................................................30
      14.3        Termination...............................................30
      14.4        Consequences of Termination...............................30

ARTICLE XV        GENERAL PROVISIONS........................................30
      15.1        Non-Business Days.........................................30
      15.2        iExalt Shareholder Consents...............................30
      15.3        Notices...................................................30
      15.4        Entire Agreement..........................................31

      15.5        Assignment; Binding Effect................................31
      15.6        Counterparts..............................................32
      15.7        Governing Law; Jurisdiction...............................32
      15.8        Severability of Provisions................................32
      15.9        Specific Performance......................................32
      15.10       Joint Drafting............................................32
      15.11       Captions..................................................32
      15.12       No Third-Party Beneficiaries..............................32

                     AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (this "AGREEMENT") dated as of June 30, 2000, among iExalt, Inc., a Nevada corporation ("IEXALT"), and KCG Combination Corp., a California corporation and a wholly owned subsidiary of iExalt ("MERGER SUB"), both of which are together referred to in this Agreement as the "IEXALT PARTIES," and Keener Communications Group, a California corporation ("KCG"), and the undersigned shareholders of KCG (the "KCG SHAREHOLDERS") who collectively own, at the date of this Agreement, all of KCG's issued and outstanding capital stock and who, collectively with KCG, are referred to in this Agreement as the "KCG PARTIES";

                              W I T N E S S E T H

      WHEREAS, the parties to this Agreement (the "PARTIES") wish to effect a business combination in which Merger Sub will merge into KCG in a merger (the "MERGER") to be consummated under the California General Corporation Law, as amended (the "CGCL") and the Agreement of Merger in the form attached as Annex A to this Agreement (the "PLAN OF MERGER").

      NOW, THEREFORE, the Parties agree that:

                                   ARTICLE I
                        DEFINITIONS AND INTERPRETATION

      1.1 DEFINITIONS. In this Agreement:

            "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person with the terms "control" and "controlled" meaning for purposes of this definition, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise.

            "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

            "CGCL" has the meaning specified in the preamble of this Agreement.

            "CHARTER DOCUMENTS" means (i) in the case of any Person which is a corporation, its articles or certificate of incorporation and bylaws, and each certificate or other document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of the corporation's capital stock, (ii) in the case of any Person which is a partnership, its partnership agreement and, if it is a limited partnership, its certificate of limited partnership, and (iii) in the case of any Person which is a limited liability company, its articles or certificate of organization and its regulations or limited liability company agreement.

            "CLOSING" has the meaning specified in Section 2.3.

            "CLOSING DATE" means (i) the fifth Business Day immediately following the earliest date upon or by which all conditions to the respective obligations of the Parties set forth in Articles VIII, IX and X shall have been satisfied or waived, or (ii) such other date as iExalt and KCG may agree.

            "CODE" means the United States Internal Revenue Code of 1986, as amended.

            "DAMAGES" mean all obligations, claims, liabilities, damages, penalties, deficiencies, losses, investigations, proceedings, judgments, fines, and reasonable costs and expenses (including reasonable costs and expenses incurred in connection with the performance of obligations, interest, bonding and court costs and attorneys', accountants', engineers', consultants' and investigators' fees and disbursements) and disbursements incurred in connection with any investigation or defense of any of the foregoing.

            "EFFECTIVE TIME" means the time and date when the Merger become effective under the Plan of Merger.

            "ENVIRONMENTAL CLAIM" means any claim by a Person alleging or imposing actual or potential liability (including potential liability for any investigatory cost, containment cost, control cost, prevention cost, remediation cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury, or penalty) arising out of, based on, resulting from or relating to (i) the presence, storage, transport, disposal, use, discharge, release or threatened release of any Hazardous Substance at any location, whether or not owned by the Person against which the claim is made, or (ii) circumstances forming the basis for any liability under, or any violation or alleged violation of, any Environmental Law.

            "ENVIRONMENTAL LAWS" means all applicable U.S. federal, foreign, state, local and other Laws, including common Laws and administrative or judicial interpretations of those Laws by any Governmental Entity, relating to pollution or the protection of human health and safety from the effects of pollution or the environment (which includes its ambient air, surface water, ground water, land surface and subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Hazardous Substances, but not including zoning and land use Laws.

            "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations, certifications, exemptions, approvals and other authorizations of or by any Governmental Entity required under any Environmental Law for KCG to conduct its operations as presently conducted.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" means, with respect to any Person, any trade or business, whether or not incorporated, which together with that Person would be deemed a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under that Act.

            "GAAP" means United States generally accepted accounting principles consistently applied throughout the specified period and, if applicable, the immediately preceding comparable period.

            "GOVERNMENTAL ENTITY" means any U.S. federal, state, local or foreign court, executive office, legislature, governmental agency or ministry, commission, or administrative, regulatory or self-regulatory authority or instrumentality.

            "HAZARDOUS SUBSTANCES" means chemicals, pollutants, contaminants, wastes (including ambient wastes, hazardous wastes and liquid industrial wastes), or other substances (including toxic, deleterious or hazardous substances), as defined, listed or regulated pursuant to Environmental Laws, including asbestos or asbestos-containing materials, polychlorinated biphenyls, pesticides and oils, and petroleum and petroleum products (as those exemplary terms are defined in or regulated under the United States National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss.ss. 300.1 ET. SEQ. and other Environmental Laws).

            "IEXALT COMMON STOCK" means the Common Stock, $.001 par value per share, of iExalt.

            "IEXALT SEC FILINGS" means all forms, reports and documents filed by iExalt with the SEC since June 1, 1999.

            "IEXALT STOCK OPTIONS" means the presently outstanding employee and director stock options and warrants granted under iExalt's stock option plans or otherwise as of June 15, 2000 for the purchase of an aggregate of 4,741,000 shares of iExalt Common Stock, of which 1,630,000 shares are exercisable on achieving certain performance levels at designated businesses.

            "INFORMATION STATEMENT" means the iExalt Information Statement dated as of June 28, 2000 and provided by iExalt to KCG and each of the KCG Shareholders.

            "KCG COMMON STOCK" means the Common Stock, no par value, of KCG.

            "KCG DISCLOSURE SCHEDULE" means the Disclosure Schedule signed for identification purposes only by the President of KCG, which KCG has delivered to, and which has been reviewed and accepted by, the iExalt Parties on or before the date of this Agreement, and which contains information relevant to the representations and warranties made by the KCG Parties in Articles IV and V.

            "KCG FINANCIAL STATEMENTS" has the meaning specified in Section 4.7.

            "LATEST KCG BALANCE SHEET" has the meaning specified in Section 4.7.

            "LATEST IEXALT BALANCE SHEET" has the meaning specified in Section 3.7.

            "LAW" means a law, statute, ordinance, rule, code or regulation enacted or promulgated, or order, directive, instruction or other legally binding guideline or policy issued or rendered by, any Governmental Entity.

            "LIEN" means a lien, mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, easement, preference, priority, assessment, security interest, lease, sublease, charge, claim, adverse claim, levy, interest of other Persons, or other encumbrance of any kind.

            "MATERIAL ADVERSE EFFECT" means when used with reference to a Party, a material adverse effect on the financial condition, business or results of operations of that Party and its Subsidiaries taken as a whole, without giving effect to the consummation of the Merger.

            "MERGER" has the meaning specified in the preamble of this Agreement.

            "MERGER SHARES" means the 450,000 shares of iExalt Common Stock to be issued by iExalt to the KCG Shareholders in connection the Merger as contemplated in Section 2.2 and the Plan of Merger.

            "PERMITTED LIENS" means (i) those Liens with respect to assets of KCG set forth in Section 4.11 of the KCG Disclosure Schedule, respectively, (ii) those Liens reflected in the KCG Financial Statements, and (iii) Liens for water and sewer charges and current taxes not yet due and payable.

            "PERSON" means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, business trust, unincorporated organization, or other legal entity.

            "PLAN OF MERGER" has the meaning specified in the preamble of this Agreement.

            "RELEASES" means the Releases required to be delivered to KCG and the iExalt Parties by the KCG Shareholders, as provided in Section 9.8.

            "SEC" means the Securities and Exchange Commission or any successor agency.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "SUBSIDIARY" of a Party means an Affiliate of that Party more than 50% of the aggregate voting power (or any other voting, membership, partnership or joint venture equity interest in the case of a Person that is not a corporation) of which is beneficially owned by that Party directly or indirectly through one or more other Persons.

            "TAX" means any tax of any kind, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof or in respect of a failure to comply with any requirement relating to any Tax Return, imposed by any U.S. federal, foreign, state or local Governmental Entity, including all income, gross income, gross receipts, profits, goods and services, social security, old age security, sales and use, ad valorem, excise, franchise, business license, occupation, real property gains, payroll and employee withholding, unemployment insurance, real and personal property, stamp, environmental, transfer, workers' compensation, severance, alternative minimum, windfall, and capital taxes, and other obligations of the same or a similar nature to any of the foregoing.

            "TAXING AUTHORITY" means any Governmental Entity responsible for the imposition, assessment, enforcement or collection of any Tax.

            "TAX RETURNS" means all Tax returns, declarations, reports, estimates, information returns and statements required to be filed with any Taxing Authority, or provided to any partner, shareholder, joint venturer or member under U.S. federal, foreign, state, or local Laws (including reports with respect to backup withholding and payments to Persons other than Taxing Authorities), and annual tax returns on behalf of employee benefit plans sponsored by iExalt or KCG or any of their respective Subsidiaries or ERISA Affiliates, if any.

            "WAGES" has the meaning given such term by Section 3401(a) of the Code.

            "WARN ACT" means the Worker Adjustment and Retraining Notification Act of 1988.

      1.2 INTERPRETATION. Capitalized terms defined in this Agreement are equally applicable to both their singular and plural forms. References in this Agreement to a designated "Article" or "Section" refer to an Article or Section of this Agreement, unless otherwise specifically indicated. All pronouns in this Agreement shall be construed as including both genders and the neuter. In this Agreement, "including" is used only to indicate examples, without limitation to the indicated examples, and without limiting any generality which precedes it.

      1.3 KNOWLEDGE. When a representation and warranty in Article II is made to the "knowledge" of iExalt or the iExalt Parties, it means receipt of notice by or actual knowledge of the Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer or any Vice President of either iExalt or Merger Sub, or the President of any other Subsidiary of iExalt. When a representation and warranty in Articles IV and V is made to the "knowledge" of KCG or the KCG Shareholders, it means receipt of notice by or actual knowledge of the Chairman of the Board, President, Chief Financial Officer or any Vice President of KCG, or any KCG Shareholder.

                                  ARTICLE II
                                  THE MERGER

      2.1 THE MERGER. Simultaneously with the execution and delivery of this Agreement, the Plan of Merger is being executed and delivered by its parties. Subject to satisfaction of the conditions set forth in this Agreement and in the Plan of Merger, at the Effective Time, Merger Sub shall be merged with and into KCG in accordance with the CGCL and the Plan of Merger.

      2.2 MERGER CONSIDERATION. As more fully provided in, and subject to the terms and provisions of, the Plan of Merger, all of the shares of KCG Common Stock issued and outstanding immediately before the Effective Time will, as a result of the Merger, be converted into an aggregate of 450,000 shares of iExalt Common Stock.

      2.3 CLOSING AND EFFECTIVE TIME OF THE MERGER. The closing of the Merger (the "CLOSING") shall take place at the offices of Porter & Hedges, L.L.P., 700 Louisiana Street, Houston, Texas, on the Closing Date. As soon as practicable after the Closing, KCG and Merger Sub will cause Articles of Merger incorporating the Plan of Merger to be executed and filed with the Secretary of State of California as required by the CGCL.

                                  ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF
                                IEXALT PARTIES

      The iExalt Parties jointly and severally represent and warrant to the KCG Parties that:

      3.1 ORGANIZATION OF IEXALT PARTIES. Each iExalt Party is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation. Each iExalt Party has full corporate power and authority to conduct its business as it is currently being conducted and, unless it will not survive the Merger, as to be conducted following consummation of the Merger. Each iExalt Party is duly qualified to do business, and in good standing, in each jurisdiction where the nature of its properties or business requires such qualification. The iExalt Parties have delivered to KCG true, correct and complete copies of the Charter Documents of each iExalt Party.

      3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each iExalt Party has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement, the consummation of the Merger, the issuance and delivery of the Merger Shares upon consummation of the Merger have been duly authorized by the respective Boards of Directors of the iExalt Parties, and no other corporate proceedings on the part of either iExalt Party are necessary to authorize this Agreement, the issuance and delivery of the Merger Shares, or the consummation of the Merger. This Agreement has been duly executed and delivered by each iExalt Party. Assuming the valid authorization, execution and delivery of this Agreement by each KCG Party, this Agreement is a valid and binding obligation of each iExalt Party, enforceable against each iExalt Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, motorium or other Laws relating to or affecting creditors' rights generally or by equitable principles.

      3.3 NO VIOLATIONS. The execution, delivery and performance of this Agreement by the respective iExalt Parties, the issuance and delivery by iExalt of the Merger Shares in connection with the Merger, and the consummation of the Merger will not:

            (i) constitute a breach or violation of or default under the Charter Documents of either iExalt Party or any of the iExalt Subsidiaries or, any Law applicable to either iExalt Party; or

            (ii) violate or conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance by, or result in a right of termination under, or result in the creation of any Lien upon the assets or properties of iExalt or any of its Subsidiaries under, any contract, indenture, loan document, license, permit, order, decree or instrument to which iExalt or any of its Subsidiaries is a party or by which any of them or their assets or properties are bound.

      3.4 CONSENTS AND APPROVAL. No consent, order, approval, waiver or authorization of, or registration, application, declaration or filing with, any Person is required with respect to either iExalt Party or any Subsidiary of iExalt in connection with the execution and delivery of this Agreement, the issuance of the Merger Shares or the consummation of the Merger.

      3.5 IEXALT CAPITALIZATION. The authorized capital stock of iExalt consists of (i) 100 million shares of iExalt Common Stock and (ii) 20 million shares of Preferred Stock, $.001 par value, of iExalt ("IEXALT PREFERRED STOCK"). At May 31, 2000, 27,390,409 shares of iExalt Common Stock, and no shares of iExalt Preferred Stock, were issued and outstanding, 5,740,999 shares of iExalt Common Stock were reserved for issuance upon exercise of the iExalt Stock Options, and upon satisfying the requirements relating to the 999,999 contingent shares granted in connection with iExalt's acquisition involving First Choice Marketing. No shares of iExalt Common Stock were held by iExalt as treasury shares. All of the issued and outstanding shares of iExalt Common Stock are duly and validly issued, fully paid and nonassessable, and were issued free of preemptive rights, in compliance with any rights of first refusal. Except for the iExalt Stock Options or as disclosed on Section 3.5 of the iExalt Disclosure Schedule, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of iExalt or any of its Subsidiaries is authorized or outstanding, and there is not outstanding any commitment of iExalt or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither iExalt nor any of its Subsidiaries has any contingent or other obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. iExalt is not a party, and has no knowledge that any iExalt Shareholders are parties, to any voting agreement, voting trust or similar agreement or arrangement relating to iExalt's capital stock.

      Upon their issuance, the Merger Shares will be duly authorized, validly issued, fully paid and nonassessable shares of iExalt Common Stock.

      3.6 IEXALT SUBSIDIARIES. Section 3.6 of the iExalt Disclosure Schedule sets forth each iExalt Subsidiary and its jurisdiction of incorporation. Each Subsidiary of iExalt is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full authority and corporate power to conduct its business as presently being conducted. Each Subsidiary of iExalt is duly qualified to do business, and in good standing, in each jurisdiction where the nature of its properties or business requires such qualification. All of the outstanding shares of capital stock of each Subsidiary of iExalt are validly issued, fully paid and nonassessable and are owned of record and beneficially by iExalt or a wholly owned direct or indirect Subsidiary of iExalt, free and clear of all Liens. There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities, obligations to make capital contributions or advances, voting trust arrangements, shareholders' agreements or other agreements, commitments or understandings relating to the issued and outstanding capital stock of any Subsidiary of iExalt. iExalt does not, directly or indirectly, have any equity investment in any corporation, limited liability company, partnership, joint venture or other business entity.

      3.7 IEXALT FINANCIAL STATEMENTS. The consolidated balance sheets and consolidated statements of operations, stockholders' equity and cash flows of iExalt and its Subsidiaries included in the iExalt SEC Filings fairly present in all material respects the consolidated financial position of iExalt and its Subsidiaries at their respective dates and the consolidated results of operations of iExalt and its Subsidiaries for the respective periods then ended, in accordance with GAAP, subject, in the case of unaudited interim financial statements, to (i) year-end adjustments (which consist of normal recurring accruals) and (ii) the absence of explanatory footnote disclosures required by GAAP.

iExalt's unaudited consolidated balance sheet at February 29, 2000 included in the iExalt SEC Filings is herein called the "LATEST IEXALT BALANCE SHEET."

      3.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.8 of the iExalt Disclosure Schedule, since February 29, 2000, iExalt and its Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, there has not occurred a Material Adverse Effect, or any event that could reasonably be expected to result in a Material Adverse Effect, on iExalt and the Subsidiaries considered as a whole.

      3.9 LITIGATION. Except as disclosed in Section 3.9 of the iExalt Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of the iExalt Parties, threatened against iExalt or any of its Subsidiaries at Law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind, and there is no judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator to which iExalt or any iExalt Subsidiary is subject. Neither iExalt Party has knowledge of any grounds on which any suit, action, investigation or proceeding of the nature referred to in this Section 3.9 might be commenced with any reasonable likelihood of success.

      3.10 INFORMATION STATEMENT. The information regarding iExalt (including, for purposes of this Section 3.10, information regarding iExalt's officers, directors and shareholders) included in the Information Statement and previously delivered to KCG and each of the KCG Shareholders will not, on the date the Information Statement (or any amendment thereof or supplement thereto) is first delivered to the KCG Shareholders, at the time of the execution and delivery of this Agreement and at the Effective Time, contain any statement regarding iExalt that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding iExalt necessary in order to make the statements made therein regarding iExalt not false or misleading in any material respect. If at any time prior the Effective time any event relating to iExalt should be discovered by iExalt which should be set forth in an amendment or a supplement to the Information Statement, iExalt will promptly inform KCG and the KCG Shareholders.

      3.11 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of either iExalt Party.

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF KCG PARTIES

      Each of the KCG Parties, jointly and severally, represent and warrant to the iExalt Parties that:

      4.1 ORGANIZATION OF KCG. KCG is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. KCG has full authority and limited liability company power to conduct its business as it is currently being conducted and as to be conducted following consummation of the Merger. KCG is duly qualified to do business, and in good standing, in each jurisdiction where the nature of its properties or business requires such qualification. KCG has delivered to the iExalt Parties true, correct and complete copies of the Charter Documents of KCG.

      4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. KCG has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by the board of directors of KCG, and approved by each of the KCG Shareholders. No other corporate proceedings on the part of KCG or the KCG Shareholders are necessary to authorize this Agreement or the consummation of the Merger. This Agreement has been duly executed and delivered by KCG. Assuming the valid authorization, execution and delivery of this Agreement by each iExalt Party, this Agreement is a valid and binding obligations of KCG, enforceable against KCG in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally or by equitable principles.

      4.3 NO VIOLATIONS. The execution, delivery and performance of this Agreement by KCG and the consummation of the Merger will not:

            (i) constitute a breach or violation of or default under the Charter Documents of KCG, or any Law applicable to KCG, or

            (ii) except as accurately reflected in Section 4.3 of the KCG Disclosure Schedule, violate or conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance by, or result in a right of termination under, or result in the creation of any Lien upon the assets or properties of KCG under, any contract, indenture, loan document, license, permit, order, decree or instrument to which KCG is a party or by which its assets or properties are bound.

      4.4 CONSENTS AND APPROVAL. No consent, order, approval, waiver, authorization of, or registration, application, declaration or filing with, any Person is required with respect to KCG in connection with the execution and delivery of this Agreement or the consummation of the Merger.

      4.5 KCG CAPITALIZATION. The authorized capital stock of KCG consists of 1,000,000 shares of common stock, no par value, of which at the date of this Agreement, 200,00 shares are issued and outstanding and no shares are held by KCG as treasury shares. All of the issued and outstanding shares of KCG Common Stock are duly and validly issued, fully paid and nonassessable, and were issued free of any preemptive rights, in compliance with any rights of first refusal, and in compliance with all Laws. No subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any class of capital stock of KCG is authorized or outstanding and there is not outstanding any commitment of KCG to issue any shares, warrants, options or other such rights or, except as specifically contemplated in this Agreement, to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except under the KCG Shareholders' Agreement, KCG has no contingent or other obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to make any other distribution in respect thereof. Section 4.5 of the KCG Disclosure Schedule also lists all KCG Shareholders and the number of shares of KCG Common Stock owned by each. Except as set forth on Section 4.5 of the KCG Disclosure Schedule, KCG is not a party to any voting agreement, voting trust or similar agreement or arrangement relating to its capital stock.

      4.6 NO SUBSIDIARIES. KCG does not, directly or indirectly, have any equity investment in any corporation, limited liability company, partnership or joint venture or other business entity.

      4.7 KCG FINANCIAL STATEMENTS. Section 4.7 of the KCG Disclosure Schedule sets forth the unaudited balance sheet and statements of operations of KCG at December 31, 1999 and June 30, 2000 and for the year and six months then ended (the "KCG FINANCIAL STATEMENTS"). The balance sheets and statements of operations of KCG included in the KCG Financial Statements, respectively, fairly present in all material respects the financial position of KCG at their respective dates and the results of operations of KCG for the respective periods then ended, in accordance with GAAP, subject, in the case of the KCG interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of explanatory footnote disclosures required by GAAP. KCG's unaudited balance sheet at June 30, 2000 included in the KCG Financial Statements is herein called the "LATEST KCG BALANCE SHEET."

      4.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 4.8 of the KCG Disclosure Schedule, since June 30, 2000, KCG has conducted its businesses only in the ordinary course, consistent with past practice, there has not occurred a Material Adverse Effect or any event that could reasonably be expected to result in a Material Adverse Effect on KCG, and KCG has not:

            (i) amended its Charter Documents;

            (ii) issued, sold or delivered, or agreed to issue, sell or deliver, any capital stock or other securities, or granted or agreed to grant any options, warrants or other rights calling for the issue, sale or delivery of its securities;

            (iii) borrowed or agreed to borrow any funds, or incurred or become subject to any absolute or contingent obligation or liability, except trade accounts payable and accrued operating expenses incurred in the ordinary course of business consistent with past practices since June 30, 2000;

            (iv) paid any obligation or liability other than current liabilities reflected in the Latest KCG Balance Sheet and current liabilities incurred since June 30, 2000, in the ordinary course of business consistent with past practices;

            (v) declared or made, or agreed to declare or make, any distributions of any assets of any kind in respect of its capital stock, or purchased, redeemed or otherwise acquired, or agreed to purchase or redeem or otherwise acquire, directly or indirectly, any of its outstanding capital stock;

            (vi) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any of its assets, properties or rights, other than in the ordinary course of business, or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims;

            (vii) entered into or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights, or requiring any consent of any party to the transfer or assignment of any such asset, property or right;

            (viii)suffered any material casualty Damages, destruction or physical losses, or waived or surrendered any rights of value which are material;

            (ix) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party or by which it or any of its assets or properties are subject;

            (x) made, directly or indirectly, any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, shareholder or employee of KCG;

            (xi) granted any general pay increases to its directors, officers, employees or agents, or adopted any new or made any increase in any existing profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any of such persons;

            (xii) incurred or become subject to any material claim or liability for any Damages or alleged Damages for actual or alleged negligence or other tort or breach of contract; or

            (xiii) made or agreed to make any capital expenditures in excess of $10,000 in the aggregate.

      4.9 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Latest KCG Balance Sheet or in Section 4.9 of the KCG Disclosure Schedule, KCG has no liabilities or obligations, known or unknown, fixed or contingent, other than those arising since June 30, 2000 in the ordinary course of business and consistent with past practice and which in the aggregate are not material.

      4.10 KCG PROPERTIES. KCG has good and marketable title to the properties and assets reflected in the Latest KCG Balance Sheet (other than properties and assets disposed of in the ordinary course of business consistent with past practices since June 30, 2000, which, in the aggregate, are not material), free of all Liens except Permitted Liens.

      4.11 TAXES AND TAX RETURNS. Except as described in Section 4.11 of the KCG Disclosure Schedule:

            (i) all Tax Returns required to be filed with any Taxing Authority by or on behalf of KCG has been duly filed on a timely basis in accordance with all applicable Laws;

            (ii) at the time of their filings all such Tax Returns were complete and correct;

            (iii) all Taxes required to be paid by KCG on or before the date of this Agreement have been paid, and the reserves for Taxes of KCG reflected in the Latest KCG Balance Sheet are adequate to cover all Taxes that have not been paid, but which under GAAP were accruable, through the date of the Latest KCG Balance Sheet;

            (iv) there are no Liens for Taxes upon any assets of KCG, except Liens for Taxes not yet due for current Tax periods ending after the date of this Agreement;

            (v) there are no outstanding deficiencies, assessments or written proposals for the assessment of Taxes proposed, asserted or assessed against KCG, and, to the knowledge of the KCG Parties, no grounds exist for any such assessment of Taxes;

            (vi) at all times from its inception through the date of this Agreement, there has been in effect a valid election with the IRS for KCG to be treated as a Subchapter S corporation with the meaning of Section 1361 of the Code;

            (vii) KCG is not an obligor on, and none of its assets have been financed directly or indirectly by, any tax exempt bonds;

            (viii)KCG is not now, nor has it been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a real property holding corporation within the meaning of Section 897(c)(2) of the Code;

            (ix) KCG has not filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to the disposition of its assets;

            (x) no extension of the statute of limitations on the assessment of any Taxes has been granted to or applied for by KCG with respect to KCG;

            (xi) KCG (x) is not a party to any Tax sharing or allocation agreement, (y) has been a member of a consolidated, combined or unitary group for purposes of filing Tax Returns, and (z) has any liability for the Taxes of any other Person as a transferee or successor, by contract or otherwise; and

            (xii) none of the Tax Returns of KCG are the subject of an audit or examination by a Governmental Entity.

      4.12 LITIGATION. Except as disclosed in Section 4.12 of the KCG Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of the KCG Parties threatened, against KCG at Law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind, and there is no judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator to which KCG is subject. No KCG Party has knowledge of any grounds on which any suit, action, investigation or proceeding of the nature referred to in this Section 4.12 might be commenced with any reasonable likelihood of success.

      4.13 ENVIRONMENTAL MATTERS. Except as described in Section 4.13 of the KCG Disclosure Schedule:

            (i) KCG holds, and is in compliance with and has been in compliance with, all Environmental Permits, and is otherwise in compliance and has been in compliance with, all applicable Environmental Laws, and there is no condition that is reasonably likely to prevent or interfere with compliance by KCG with any Environmental Law;

            (ii) no modification, revocation, reissuance, alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any Governmental Entity or other third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement, the consummation of the Merger or the operation of the business of KCG on the Closing Date;

            (iii) KCG has not received any Environmental Claim, nor, to the knowledge of the KCG Parties, has any Environmental Claim been threatened against KCG;

            (iv) KCG has not entered into or agreed to, and is not subject to, any judgment, decree, order or other directive issued by, or consent arrangement with, any Governmental Entity under any Environmental Law, including any such judgment, decree, order or other directive relating to compliance with any Environmental law or to the investigation, cleanup, remediation or removal of Hazardous Substances;

            (v) there are no circumstances that could reasonably be expected to
      (x) give rise to liability under any agreements with any Person under which KCG would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such Person, or alleged violation by or other liability or expense of such Person, arising under any Environmental Law, or (y) prevent KCG from complying with its contractual obligations relating to any such matter;

            (vi) there are no other circumstances or conditions that are reasonably likely to give rise to liability or obligation of KCG under any Environmental Law; and

            (vii) no environmental report, survey, review or audit relating to KCG, its predecessors, or its past or present assets or operations has been prepared by or at the direction or for benefit of, or has been delivered to, KCG.

      4.14 EMPLOYEE BENEFIT PLANS. Section 4.14 of the KCG Disclosure Schedule accurately sets forth each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by KCG or any ERISA Affiliate of KCG for the benefit of employees or former employees of KCG (the "KCG EMPLOYEE PLANS"). KCG has complied, and currently is in compliance, both as to form and operation with the terms of each KCG Employee Plan and all applicable provisions of ERISA and each other Law or regulation imposed or administered by any Governmental Entity with respect to each of the KCG Employee Plans. Except as set forth in Section 4.14 of the KCG Disclosure Schedule, KCG has not at any time maintained, adopted, established, contributed to or been required to contribute to, otherwise participated in or been required to participate in, or had any liability with respect to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA. All contributions to, and payments from, each KCG Employee Plan which may have been required to be made in accordance with the terms of any such KCG Employee Plan and, where applicable, the Laws which govern such KCG Employee Plan, have been made in a timely manner. All reports, Tax Returns and similar documents with respect to any KCG Employee Plan required to be filed with any Governmental Entity or distributed to any KCG Employee Plan participant have been duly filed on a timely basis or distributed. There are no pending investigations by any Governmental Entity involving or relating to a KCG Employee Plan, no threatened (to the knowledge of the KCG Parties) or pending claims (except for claims for benefits payable in the normal operation of the KCG Employee Plans), suits or proceedings against any KCG Employee Plan or asserting any rights or claims to benefits under any KCG Employee Plan which could give rise to a liability of KCG, nor, to the knowledge of the KCG Parties, are there any facts that could give rise to any liability of KCG in the event of any such investigation, claim, suit or proceeding. No notice has been received by KCG of any complaints or other proceedings of any kind involving KCG or any of the employees of KCG before any Governmental Entity relating to any KCG Employee Plan. The assets of each KCG Employee Plan are at least equal to the liabilities of such KCG Employee Plan.

      4.15 MATERIAL CONTRACTS. Section 4.15 of the KCG Disclosure Schedule lists all of the following written or oral executory contracts, agreements and commitments (collectively, the "KCG CONTRACTS"):

            (i) all employment, consulting or personal service agreements or contracts with any present or former officer, director, shareholder or employee of KCG who has an annual salary of $50,000 or more;

            (ii) all loan or credit agreements, and all bonds, debentures, promissory notes or other instruments of indebtedness, relating to the borrowing of money by KCG;

            (iii) all guaranty, suretyship or similar arrangements under which KCG has guaranteed or is otherwise contingently or secondarily liable for any indebtedness, liability or obligation of any Person;

            (iv) all leases or subleases of real property used in the conduct of business of KCG;

            (v) all contracts or agreements committing KCG to make a capital expenditure in excess of $10,000;

            (vi) all contracts, agreements, agreements in principle, letters of intent and memoranda of understanding which call for or contemplate the future disposition (including restrictions on transfer and rights of first offer or refusal) or acquisition of (or right to acquire) any interest in any business enterprise, and all contracts, agreements and commitments relating to the future disposition of a material portion of the assets and properties of KCG;

            (vii) all contracts, agreements with or commitments to any Person containing any provision or covenant relating to the indemnification or holding harmless by KCG which could result in a liability to KCG in excess of $10,000 or more;

            (viii)all contracts, agreements and undertakings with any Governmental Entity or other Person which contain any provision or covenant limiting (x) the ability of KCG to engage on any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (y) the ability of any Person to compete with or obtain products or services from KCG; and

            (ix) all outstanding proxies, powers of attorney or similar delegations of authority granted by KCG to any other Person.

            (x) all other contracts, agreements with or commitments to any Person involving consideration with a value of $10,000 or more.

      KCG has delivered to the iExalt Parties a true and correct copy of each KCG Contract. Each KCG Contract is in full force and effect and constitutes a legal, valid and binding obligation of KCG, and, to the knowledge of the KCG Parties, of each other Person that is a party to it. KCG is not, and to the knowledge of the KCG Parties, no other party to any KCG Contract is, in violation or breach of or in default under such KCG Contract, or with or without notice or lapse of time or both, would be in violation or breach of or in default under any such KCG Contract. No KCG Contract provides that any party thereto other than KCG may terminate such KCG Contract by reason of the execution of this Agreement or the consummation of the Merger.

      4.16 GOVERNMENTAL LICENSES AND PERMITS; COMPLIANCE WITH LAWS. KCG has not received notice of any revocation or modification of any licence, certification, tariff, permit, registration, exemption, approval or other authorization by any Governmental Entity. The conduct of the business of KCG complies with all applicable Law.

      4.17 INTELLECTUAL PROPERTY. KCG owns, or have a valid license to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property") necessary to or used in the conduct of the business of KCG as now conducted and as proposed to be conducted. Section 4.17 of the KCG Disclosure Schedule contains a complete and accurate list of all patents, patent applications, trademarks and service marks and related applications, trade names and copyrights owned by or licensed to KCG. Section 4.17 of the KCG Disclosure Schedule also contains a description of all agreements or licenses relating to the acquisition by or license to KCG of such Intellectual Property or under which KCG has sold or granted a right to use any Intellectual Property. All Intellectual Property owned by KCG is owned by it or them free and clear of all Liens, except Permitted Liens. The conduct or KCG's business does not conflict with or infringe upon any Intellectual Property rights of any other person and no claims of conflict or infringement are pending or, to the knowledge of KCG threatened, against KCG. KCG has made all necessary filings and recordations and has paid all required fees and Taxes to maintain ownership of the Intellectual Property.

      4.18 LABOR MATTERS. There is no labor strike, dispute, slowdown, work stoppage, unresolved labor union grievance or labor arbitration proceedings pending or, to the knowledge of the KCG Parties threatened, against KCG, and no current union organizing activities among employees of KCG.

      4.19 TRANSACTIONS WITH AFFILIATES: Except as set forth in Section 4.19 of the KCG Disclosure Schedule, no Affiliate of KCG:

            (i) is a party to or has any interest in any contract or agreement with KCG;

            (ii) has any outstanding loan to or receivable from KCG; or

            (iii) has any ownership interest (other than a stock ownership interest representing less than 1% of the outstanding stock of any corporation which is publicly traded), directly, indirectly, or beneficially, in any customer of or supplier to KCG.

      4.20 YEAR 2000 COMPLIANCE. All operating systems, applications and other computer software owned by or licensed to KCG, and all computer hardware and related equipment owned or leased by KCG, is currently Year 2000 compliant.

      4.21 BROKERS. Except as set forth on Section 4.21 of the KCG Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of any KCG Party.

                                   ARTICLE V
                        REPRESENTATIONS AND AGREEMENTS
                            OF THE KCG SHAREHOLDERS

      Each KCG Shareholder, severally as to himself, herself or itself only, represents and warrants to, and agrees with, iExalt Parties that:

      5.1 OWNERSHIP AND STATUS OF KCG SHARES. The KCG Shareholder is the record and beneficial owner (or if the KCG Shareholder is a trust or the estate of a deceased natural person, the legal owner) of the number of shares of KCG Common Stock set opposite the KCG Shareholder's name in Section 4.5 of the KCG Disclosure Schedule, free and clear of all Liens.

      5.2 POWER OF THE KCG SHAREHOLDER. The KCG Shareholder has the full power, legal capacity and authority to execute this Agreement and to perform the KCG Shareholder's obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of the KCG Shareholder, enforceable against the KCG Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally or by equitable principles. If the KCG Shareholder is a trust, (i) its trustee or trustees executing this Agreement on its behalf are duly named and serving trustees of the KCG Shareholder, (ii) the execution and delivery by such trustee or trustees are within their trust powers, (iii) the performance by the KCG Shareholder of this Agreement are within the powers and purposes of the KCG Shareholder under the terms of all documents creating, evidencing or governing the KCG Shareholder, and (iv) neither the execution, delivery, nor performance by the KCG Shareholder of this Agreement will violate, constitute a breach of or conflict with any documents creating, evidencing or governing the KCG Shareholder.

      5.3 APPROVAL OF MERGER. The KCG Shareholder, acting in each capacity in which he is entitled, by reason of KCG's Charter Documents, the CGCL or any other applicable Laws, to vote to approve or disapprove the Merger, hereby approves this Agreement, the Merger and the Plan of Merger.

      5.4 NO CONFLICTS. The execution, delivery and performance of this Agreement by the KCG Shareholder will not:

            (i) violate any Laws:

            (ii) breach or constitute a default under any agreement or instrument to which the KCG Shareholder is a party or by which the KCG Shareholder or any of the KCG Shareholder's shares of KCG Common Stock are bound; or

            (iii) result in the creation or imposition of, or afford any Person the right to obtain, any Lien upon the shares of KCG Common Stock owned by the KCG Shareholder.

      5.5 NO LITIGATION. No Litigation is pending or, to the knowledge of the KCG Shareholder, threatened against the KCG Shareholder which:

            (i) questions or involves the validity or enforceability of any of the KCG Shareholder's obligations under this Agreement; or

            (ii) seeks to prevent or delay the consummation by the KCG Shareholder of the Merger, or seeks Damages in connection with any consummation by the KCG Shareholder of the Merger.

      5.6 PREEMPTIVE AND OTHER RIGHTS; WAIVER. Except for the right of the KCG Shareholder to receive Merger Shares as a result of the Merger, the KCG Shareholder either:

            (i) does not have any statutory or contractual preemptive or other right of any kind (including any right of first offer or refusal) to acquire any equity interest in KCG; or

            (ii) hereby irrevocably waives each such right of that type that the KCG Shareholder has or may have.

      5.7 CONTROL OF RELATED BUSINESS. Except as set forth in Section 4.19 of the KCG Disclosure Schedule, the KCG Shareholder is not, and none of his immediate family member are, in any case alone or with one or more other Persons, the controlling Affiliate of any Entity, business or trade (other than KCG, if the KCG Shareholder is an Affiliate of KCG) that:

            (i) is engaged in any line of business which is the same as or similar to any line of business in which KCG is engaged;

            (ii)  is a significant customer of or supplier to KCG; or

            (iii) is, or has within the three-year period ending on the date of this Agreement, engaged in any transaction or been a party to any agreement with KCG (other than transaction inherent in his relationship as a shareholder, director or employee of KCG.

      5.8 INVESTMENT REPRESENTATIONS.

            (a) KCG SHAREHOLDERS INVESTMENT SUITABILITY AND RELATED MATTERS. The KCG Shareholder has had the opportunity to ask questions of, and receive answers from, iExalt officers and directors concerning the KCG Shareholder's acquisition of iExalt Common Stock, and to obtain such other information concerning iExalt and the iExalt Common Stock (including the Information Statement) to the extent they possess the same or could acquire it without unreasonable effort or expense, as the KCG Shareholder deemed necessary in making an informed investment decision, (ii) the KCG Shareholder is aware of the risks associated with ownership of iExalt Common Stock, and (iii) Shareholder is capable of bearing the financial risks associated with such ownership. The KCG Shareholder is an "accredited investor" as that term is defined in Rule 501(a) under the Securities Act.

            (b) MERGER SHARES NOT REGISTERED. The issuance of the Merger Shares has not been registered under the Securities Act, or registered or qualified under any applicable state securities laws.

            (c) RELIANCE ON REPRESENTATIONS. The Merger Shares to the Shareholders in reliance upon exemptions from such registration or qualification requirements, and the availability of such exemptions depends in part upon the KCG Shareholders' BONA FIDE investment intent with respect to such shares.

            (d) INVESTMENT INTENT. The KCG Shareholder's acquisition of the Merger Shares pursuant to this Agreement is solely for its own account for investment, and the KCG Shareholder is not acquiring such shares pursuant to this Agreement for the account of any other person or with a view toward resale, assignment, fractionalization, or distribution thereof.

            (e) PERMITTED RESALE. The KCG Shareholder shall not offer for sale, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Merger Shares it acquires pursuant to this Agreement, except in accordance with the registration requirements of the Securities Act and applicable state securities laws or upon delivery to iExalt of an opinion of legal counsel reasonably satisfactory to iExalt that an exemption from registration is available.

            (f) RESTRICTIVE LEGEND. In addition to any other legends required by law or the other agreements entered into in connection herewith, the certificates evidencing the Merger Shares issued pursuant to this Agreement will bear a conspicuous restrictive legend substantially as follows:

            THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED

            EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                                  ARTICLE VI
                       IEXALT COVENANTS PENDING CLOSING

      The iExalt Parties agree that pending the Closing:

      6.1 NOTICE OF CERTAIN EVENTS. iExalt shall notify KCG of any matter or event which comes to the knowledge of the iExalt Parties which makes or could make any representation and warranty made concerning iExalt or any of its Subsidiaries in Article III untrue.

      6.2 ACCESS AND INFORMATION. iExalt shall give KCG and its representatives full access during normal business hours to all the properties, books, contracts, commitments and records of iExalt and its Subsidiaries so that KCG may have full opportunity to make such investigation of iExalt and its Subsidiaries as they shall reasonably request in advance.

      6.3 CONFIDENTIALITY. Except for information required or appropriate for inclusion in any application, filing, statement or notice to be filed by iExalt with any Governmental Entity, all information and data furnished by the KCG Parties to the iExalt Parties under this Agreement shall be received, held and treated confidentially by the iExalt Parties, and none of such information shall be used in any manner for the benefit of iExalt or any of its Subsidiaries or for the benefit of any business controlled by it or them. As soon as practicable after any termination of this Agreement, the iExalt Parties shall return to KCG, and shall cause their representatives to return to KCG, all documents (and all copies thereof) obtained from KCG under this Agreement.

      6.4 CONSUMMATION OF MERGER. The iExalt Parties shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the Merger shall be consummated.

                                  ARTICLE VII
                       COVENANTS OF KCG PENDING CLOSING

      The KCG Parties agree that pending the Closing:

      7.1 CONDUCT OF BUSINESS. KCG shall conduct its operations according to its ordinary and usual course of business, and shall use its best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain normal business relationships with customers, clients and others having business relationships with it. KCG shall confer on a regular and frequent basis with one or more designated representatives of iExalt to report on operational matters of materiality and to report the general status of ongoing operations of KCG. KCG shall notify iExalt of:

            (i) any unexpected material emergency or other material change in the normal course of business or in the operation of the properties of KCG;

            (ii) any significant development in any regulatory proceedings, governmental complaints, investigations or hearings (or communication indicating that any may be contemplated) involving KCG; and

            (iii) any matter or event which comes to the knowledge of KCG Parties and which makes or could make any representation and warranty made concerning KCG in Articles IV or V untrue or inaccurate.

      KCG shall keep iExalt fully informed of such events and permit representatives of iExalt access to all materials prepared in connection with such events.

      7.2 FORBEARANCE BY KCG. KCG shall not:

            (i) amend or propose to amend its Charter Documents;

            (ii) issue any shares of KCG Common Stock or securities convertible into or exchangeable for shares of KCG Common Stock, or enter into any agreement or commitment for the issuance or purchase of any such shares or securities;

            (iii) split, combine or reclassify any outstanding shares of KCG Common Stock;

            (iv) declare, pay or set aside for payment any dividend or other distribution in respect of any outstanding shares of KCG Common Stock;

            (v) incur any indebtedness for borrowed money;

            (vi) increase the compensation levels of its officers or management level employees or grant any general salary increases;

            (vii) enter into any material lease agreements or other long-term commitments;

            (viii) acquire or negotiate for the acquisition of any business either directly or indirectly;

            (ix) sell or agree to sell all or substantially all, or any material portion, of its assets, or merge or consolidate with any other Entity; or

            (x) take any of the other actions or permit to occur any of the other events specified in Section 4.8 which are within the control of KCG.

      7.3 ACCESS AND INFORMATION. KCG shall give iExalt and its representatives access during normal business hours to all the properties, books, contracts, commitments and records of KCG so that iExalt may have full opportunity to make such investigation of KCG as they shall reasonably request in advance. KCG will furnish iExalt all information concerning KCG required for inclusion in any application, filing, statement or notice made by iExalt to, or filed or joined in by iExalt with, any Government Entity in connection with this Agreement or the Merger. None of the information furnished to iExalt under this Section 7.3, including any information concerning KCG furnished by it for inclusion in the Information Statement (if any) shall, at the date furnished, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      7.4 CONFIDENTIALITY. All information and data furnished to KCG by a iExalt Party under this Agreement, whether furnished orally or in writing, shall be received, held and treated confidentially by KCG, and none of such information shall be used in any manner for the benefit of KCG or for the benefit of any business controlled by it. As soon as practicable after any termination of this Agreement, KCG shall return to the iExalt Parties, and shall cause its representatives to return to the iExalt Parties, respectively, all documents (and all copies thereof) obtained from them under this Agreement.

      7.5 CONSUMMATION OF MERGER. KCG shall use its best efforts to perform and fulfill all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the Merger shall be consummated.

                                 ARTICLE VIII
                               MUTUAL CONDITIONS

      The respective obligations of all Parties to consummate the Merger is subject to the fulfillment of the following condition on or before the Closing
Date:

      8.1 NO ADVERSE PROCEEDINGS. No order entered or Law promulgated or enacted by any Governmental Entity shall be in effect which would prevent consummation of the Merger , and no proceeding brought by a Governmental Entity or any other Person shall have been commenced and be pending which seeks to restrain, enjoin, prevent or materially delay or restructure the Merger.

                                  ARTICLE IX
                  CONDITIONS TO OBLIGATIONS OF IEXALT PARTIES

      The respective obligations of the iExalt Parties to consummate the Merger are subject to the fulfillment of each of the following conditions on or before the Closing Date:

      9.1 REPRESENTATIONS TRUE AT CLOSING. The iExalt Parties shall not have discovered any material error, misstatement or omission in the representations and warranties made by the KCG Parties in either of Articles IV or V; the representations and warranties made by the KCG Parties in Articles IV and V shall be deemed to have been made again as of the time of the Closing, and shall then be true in all material respects; each KCG Party shall have performed and complied with all agreements and conditions required to be performed or complied with by it at or prior to the Closing; and the iExalt Parties shall have received certificates, each dated the Closing Date, of the President or a Vice President of KCG, to the effect set forth in this Section 9.1.

      9.2 NO ADVERSE CHANGES. Since the date of this Agreement, no event shall have occurred which has had or could be reasonably expected to have a Material Adverse Effect on KCG.

      9.3 OPINION OF KCG COUNSEL. The iExalt Parties shall have received an opinion, dated the Closing Date, of Stephen E. Hurst, Esq., counsel to KCG, in the form attached as Exhibit A to this Agreement.

      9.4 CONSENTS. iExalt shall have received duly executed copies of all consents, authorizations, orders or approvals of any Governmental Entity or Person necessary for or required by any KCG Party for execution of this Agreement or consummation of the Merger.

      9.5 DUE DILIGENCE. iExalt shall have completed due diligence of business, assets and operations of KCG which is satisfactory to iExalt in its sole and absolute discretion.

      9.6 RESIGNATION OF OFFICERS AND DIRECTORS. iExalt shall have received resignations of all officers and directors of KCG not designated as such in the Plan of Merger.

      9.7 EMPLOYMENT AGREEMENT. Lamar H. Keener shall have executed and delivered to iExalt an employment substantially in the form attached hereto as Exhibit C.

      9.8 RELEASES. The iExalt Parties and KCG shall have received a Release, in the form attached as Exhibit D to this Agreement, from each KCG Shareholder.

      9.9 TERMINATION OF KCG SHAREHOLDERS' AGREEMENT. KCG and the KCG Shareholders shall have caused the KCG Shareholders' Agreement to be terminated and of no further force and effect, and provided evidence of such termination that is satisfactory to iExalt.

      9.10 OTHER DOCUMENTS. The iExalt Parties shall have received the certificates, instruments and documents listed below:

            (i) the certificates representing all of the issued and outstanding shares of KCG Common Stock as of the Closing Date, duly endorsed to iExalt.

            (ii) all stock transfer registers, minute books and other corporate records pertaining to KCG; and

            (iii) such other certificates, instruments and documents as may be reasonably requested by the iExalt Parties.

                                   ARTICLE X
                     CONDITIONS TO KCG PARTIES OBLIGATIONS

      The respective obligations of the KCG Parties to consummate the Merger are subject to the fulfillment of each of the following conditions on or before the Closing Date:

      10.1 IEXALT REPRESENTATIONS TRUE AT CLOSING. KCG shall not have discovered any material error, misstatement or omission in the representations and warranties made by the iExalt Parties in Article III, the representations and warranties made by the iExalt Parties in Article III shall be deemed to have been made again as of the time of the Closing, and shall then be true in all material respects; each iExalt Party shall have performed and complied with all agreements and conditions required to be performed or complied with by it at or prior to the Closing; and KCG shall have received certificates, each dated the Closing Date, of the President or Vice President of each of the iExalt Parties, to the effects set forth in this Section 10.1.

      10.2 NO ADVERSE IEXALT CHANGES. Since the date of this Agreement, no event shall have occurred which could reasonably be expected to have a Material Adverse Effect on iExalt.

      10.3 OPINION OF IEXALT'S COUNSEL. KCG and the KCG Shareholders shall have received an opinion, dated the Closing Date, of Porter & Hedges, L.L.P., counsel to the iExalt Parties, in the form attached as Exhibit B to this Agreement.

      10.4 EMPLOYMENT AGREEMENT. KCG shall have entered into the Employment Agreements with Lamar H. Keener substantially in the form attached as Exhibit C.

      10.5 REGISTRATION RIGHTS AGREEMENT. iExalt shall grant "piggyback" registration rights to the KCG Shareholders as to an aggregate of 40,000 shares of the Merger Shares pursuant to a First Addendum to iExalt's Registration Rights Agreement dated June 30, 2000, which Addendum shall be substantially in the form attached hereto as Exhibit E.

      10.6 OTHER DOCUMENTS. The KCG Shareholders shall have received the certificates, instruments and documents listed below:

            (i) stock certificates of iExalt Common Stock representing the Merger Shares; and

            (ii) such other certificates, instruments and documents as may be reasonably requested by the KCG Parties.

                                  ARTICLE XI
                             ADDITIONAL AGREEMENTS

      11.1 CONSENTS AND APPROVALS. All Parties shall use their best efforts to obtain before the Closing, all other consents and approvals from any Governmental Entity or Person that are necessary or required by any Party for the execution of this Agreement or the consummation of the Merger.

      11.2 PUBLICITY. No Party other than iExalt or KCG shall issue any press release or public announcement pertaining to the Merger. iExalt and KCG shall consult with each other concerning any such press release or public announcement and shall use their best efforts to agree on its text before its public dissemination and before making any filings with any Governmental Entity or national securities exchange with respect to any such press release or public announcement. In cases where iExalt and KCG are unable to agree on a press release or public announcement, the Party proposing it will not issue or make it unless the proposing Party is required to do so by Law or by any listing agreement with, or rules of, any national securities exchange, in which case the Party so obligated shall use its reasonable efforts to provide a copy of the press release or public announcement to the other Party before its filing or public dissemination.

      11.3 EXPENSES. Each iExalt Party shall pay its own costs and expenses incurred in connection with the Merger, and KCG shall pay its costs and expenses and the costs and expenses of the KCG Shareholders (but not any fees or expenses of any separate counsel for any KCG Shareholder) in connection with the Merger, in each case whether or not the Merger is consummated, PROVIDED, HOWEVER, if the merger is consummated, in no event shall the amount of such fees and expenses paid by KCG exceed $10,000, with any excess amount to be paid by the KCG Shareholders.

      11.4 CONVEYANCE TAXES. The Parties shall cooperate in the preparation of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer tax, any stock transfer or stamp tax, or any other similar transfer or conveyance taxes which become payable in connection with the Merger. This Section 11.4 does not apply or extend to any federal, state, or local income Tax.

      11.5 RULE 144 REPORTS. For as long as any KCG Shareholders remains subject to SEC Rule 144 with respect to the KCG Shareholder's sale of the Merger Shares, iExalt will make available to such KCG Shareholder the benefit of rules and regulations of the SEC which may permit such KCG Shareholder to sell the Merger Shares without registration by:

            (i) making and keeping "current public information" "available" (as both those terms are defined in Rule 144) at all times;

            (ii) timely filing with SEC in accordance with all applicable rules and regulations, all reports and other documents (x) required of iExalt for Rule 144, as such Rule may be amended from time to time (or any rule, regulation, or statute replacing Rule 144) to be available and (y) required to be filed under Section 15(d) of the Exchange Act even if iExalt's duty to file those reports or documents is suspended or otherwise terminated under the terms of Section 15(d); and

            (iii) furnishing a written statement by iExalt that it has complied with the reporting requirements of the Exchange Act and Rule 144, together with a copy of the most recent annual or quarterly report of iExalt and such reports and documents filed by iExalt with the SEC as may reasonably be requested by any such KCG Shareholder.

                                  ARTICLE XII

                            NATURE AND SURVIVAL OF
                        REPRESENTATIONS AND WARRANTIES

      12.1 NATURE OF STATEMENTS. All, but only those, statements contained in this Agreement or any Disclosure Schedule or certificate delivered by or on behalf of a Party under this Agreement shall be deemed representations and warranties made by that Party in connection with the transactions contemplated by this Agreement.

      12.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of any investigation made at any time by or on behalf of any Party or of any information any Party may have as a result of any such investigation, the representations and warranties made by the iExalt Parties in Article III, and the representations and warranties made by the KCG Parties in Article IV, shall survive for a period of two years after the Closing, except that the representations and warranties contained in Section 4.11 shall survive until the expiration applicable statute of limitations (collectively the "SURVIVAL PERIOD"). Any indemnification claim related to representations and warranties contained in Articles III and IV and which is made during such two-year period (or prior to the expiration of the applicable statute of limitations, as the case may be) shall remain in effect for such indemnification notwithstanding such claim may not be resolved before expiration of the applicable survival period. Regardless of any investigation made at any time by or on behalf of any Party or of any information any Party may have as a result of any such investigation, all representations and warranties made by the respective KCG Shareholders in Article V shall survive the Closing indefinitely and shall continue in effect thereafter.

                                  ARTICLE XIII
                                 INDEMNIFICATION

      The respective indemnification obligations of the Parties are:

      13.1 INDEMNIFICATION REGARDING ARTICLE IV REPRESENTATIONS, WARRANTIES AND KCG COVENANTS. Each KCG Shareholder, jointly and severally, agrees to pay and to indemnify and hold harmless and defend each iExalt Party and its Affiliates, and their respective successors and assigns from and against any and all Damages caused by or arising out of or in respect of:

            (i) any breach or default in the performance by KCG of any covenant or agreement of KCG contained in this Agreement; and

            (ii) any breach of warranty or inaccurate or erroneous representation contained in Article IV of this Agreement.

      13.2 INDEMNIFICATION REGARDING ARTICLE V REPRESENTATIONS AND WARRANTIES AND KCG SHAREHOLDER COVENANTS. Each KCG Shareholder severally agrees to pay and to indemnify and hold harmless each iExalt Party, KCG, and their respective Affiliates (but, in the case of KCG, only its Affiliates after the Closing), successors and assigns from and against any and all Damages caused by, arising out of or in respect of:

            (i) any breach or default in the performance by the KCG Shareholder of any covenant or agreement made by the KCG Shareholder in this Agreement; or

            (ii) any breach of warranty or inaccurate or erroneous representation made by the KCG Shareholder in Article V of this Agreement.

      13.3 INDEMNIFICATION BY THE IEXALT PARTIES. The iExalt Parties, jointly and severally, agree to pay and to indemnify and hold harmless and defend each KCG Party and its Affiliates (but not KCG after the Closing), and their respective successors and assigns from and against any and all Damages caused by or arising out of or in respect of:

            (i) any breach or default in the performance by any iExalt Party of any covenant or agreement of such iExalt Party contained in this Agreement; and

            (ii) any breach of warranty or inaccurate or erroneous representation contained in Article III of this Agreement.

      13.4 REQUESTS FOR INDEMNIFICATION. If any Party (an "INDEMNIFIED PARTY") becomes aware of a fact, circumstance, claim, situation, demand or other matter for which it or any other Indemnified Party has been indemnified under this
Article XIII (any such item being herein called an "INDEMNITY MATTER"), the Indemnified Party shall give prompt written notice of the Indemnity Matter to the Indemnifying Party, requesting indemnification therefor, specifying the nature of and specific basis for the Indemnity Matter and the amount or estimated amount thereof to the extent then feasible; provided, however, a failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually materially prejudiced by such failure. The Indemnifying Party shall have the right to assume the defense or investigation of such Indemnity Matter and to retain counsel and other experts to represent the Indemnified Party and shall pay the fees and disbursements of such counsel and other experts. If within 30 days after receipt of the request (or five days if litigation is pending) the Indemnifying Party fails to give notice to the Indemnified Party that the Indemnifying Party assumes the defense or investigation of the Indemnity Matter, an Indemnified Party may retain counsel and other experts (whose fees and disbursements shall be at the expense of the Indemnifying Party) to file any motion, answer or other pleading and take such other action which the Indemnified Party reasonably deems necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. If an Indemnifying Party retains counsel and other experts, any Indemnified Party shall have the right to retain its own counsel and other experts, but the fees and expenses of such counsel and other experts shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel and other experts or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel retained by the Indemnifying Party, be inappropriate due to actual or potential differing interests between them.

      If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Indemnity Matter which the Indemnifying Party defends, or, if appropriate and related to the Indemnity Matter in question, in making any counterclaim against the person asserting the Indemnity Matter, or any cross-complaint against any person. No Indemnity Matter may be settled by the Indemnified Party without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. Unless the Indemnifying Party agrees in writing that the Damages to the Indemnified Party resulting from such settlement are fully covered by the indemnities provided herein and that such Damages are fully compensable in money, no Indemnity Matter may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered without the Indemnified Party's consent pursuant to the immediately preceding sentence, to the extent it is determined that the Indemnified Party has no right under this Article XIII to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the Indemnifying Party with respect to such matters pursuant to this Article XIII.

      After the delivery of a notice of an Indemnity Matter hereunder, at the reasonable request of the Indemnifying Party the Indemnified Party shall grant the Indemnifying Party and its representatives full and complete access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters to which the notice relates. The Indemnifying Party will not disclose to any third person (except its representatives) any information obtained pursuant to the preceding sentence which is designated as confidential by the Indemnified Party and which is not otherwise generally available to the public or not already within the knowledge of the Indemnifying Party, except as may be required by applicable law. The Indemnifying Party shall request its representatives not to disclose any such information (unless already within its knowledge or as may be required by applicable law). All such access shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions which will not unreasonably interfere with the business and operations of the Indemnified Party.

                                  ARTICLE XIV
                           AMENDMENT AND TERMINATION

      14.1 AMENDMENT. This Agreement may be amended by iExalt and KCG, by or pursuant to action taken by the Boards of Directors of iExalt and KCG, but no amendment shall be made which decreases the number of Merger Shares issuable to the KCG Shareholders in connection with the Merger, without the further approval of the KCG's Shareholders. This Agreement may be amended only by a written instrument executed by iExalt and KCG.

      14.2 WAIVER. At any time on or before the Closing Date, each of the Parties may (i) extend the time for the performance of any of the obligations or other act of any of the other Parties, (ii) waive any inaccuracies in the representations and warranties made in this Agreement or in a Disclosure Schedule of a Party, (iii) waive compliance with any of the agreements or conditions of this Agreement which may be legally waived, and (iv) grant consents under this Agreement. Any such extension, waiver or grant shall be valid only if evidenced by a written instrument executed by the Party giving it. Any such extension, waiver or grant on behalf of (i) the iExalt Parties need only be executed by iExalt, and (ii) the KCG Parties need only be executed by KCG.

      14.3 TERMINATION. This Agreement may be terminated at any time before the Closing by:

            (i) the mutual consent of the Boards of Directors of iExalt and KCG; and

            (ii) by the Board of Directors of iExalt or KCG if the Merger has not been consummated on or before June 30, 2000 (or any later date which may be agreed to by the mutual written consent of the Boards of Directors of iExalt and KCG); PROVIDED, HOWEVER, that such right to terminate this Agreement shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the failure of the Merger to occur on or before such date.

      14.4 CONSEQUENCES OF TERMINATION. If this Agreement is terminated as provided in Section 14.3, it shall become void and there shall be no liability or obligation on the part of any Party or their respective officers or directors except that the provisions of Sections 6.3 7.4, 11.3, shall survive such a termination. Nothing in this Section 14.4 shall, however, relieve any Party from any liability for any breach of this Agreement.

                                  ARTICLE XV
                              GENERAL PROVISIONS

      15.1 NON-BUSINESS DAYS. If the date on which any action (including the delivery of notices) to be taken under this Agreement falls on a day which is not a Business Day, the action will be deemed timely taken if on the next following Business Day.

      15.2 IEXALT SHAREHOLDER CONSENTS. Pursuant to the CGCL, iExalt, as the sole shareholder of Merger Sub, approves by written consent this Agreement, the Merger and the Plan of Merger.

      15.3 NOTICES. All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by telecopier (with receipt confirmed) to a Party at the address or telecopy number, as applicable, set forth below (as any such address or telecopier number may be changed from time to time by notice similarly given):

                  (i)   if to either iExalt Party, to:

                        iExalt, Inc.
                        4301 Windfern
                        Houston, Texas 77041
                        Attention:    Jack Tompkins
                                      Chairman and Chief Executive Officer
                        Telecopy No.: (281) 600-4000

                        with a copy to:

                        Porter & Hedges, L.L.P.
                        700 Louisiana, 35th Floor
                        Houston, Texas 77002
                        Attention:    Chris A. Ferazzi
                        Telecopy No.: (713) 228-1331

                  (ii)  if to any KCG Party, to:

                        Keener Communications Group
                        10951 Explorer Road
                        La Mesa, California  91941
                        Attention:  Lamar H. Keener
                        Telecopy No.(619) 660-5505

                        with copy to:

                        Stephen E. Hurst, Esq.
                        Westlake Professional Center
                        681 Encinitas Blvd., Suite 312
                        Encinitas, California 92024
                        Telecopy No.: _______________

      15.4 ENTIRE AGREEMENT. This Agreement, its Exhibits, the Disclosure Schedules, and all documents delivered under this Agreement, constitute the entire agreement, and supersede all of the prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter of this Agreement.

      15.5 ASSIGNMENT; BINDING EFFECT. This Agreement may not be assigned by any of its Parties. Subject to the preceding sentence, this Agreement shall be binding upon the Parties and their respective successors and assigns.

      15.6 COUNTERPARTS. This Agreement may be executed in counterparts which together shall constitute a single agreement. Delivery by telephonic facsimile transmission of a signed counterpart of this Agreement shall be effective as delivery of a manually signed counterpart.

      15.7 GOVERNING LAW; JURISDICTION. This Agreement and the rights and obligations of the parties created hereby shall be governed by the internal Laws of the State of Texas without regard to its conflict of law rules. The Parties irrevocably consent to the non-exclusive jurisdiction of the courts of the State of Texas in connection with any dispute between or among them arising under this Agreement.

      15.8 SEVERABILITY OF PROVISIONS. If a provision of this Agreement or its application to any Person or circumstance, is held invalid or unenforceable in any jurisdiction, to the extent permitted by law, such provision or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable and in other jurisdictions, and the remaining provisions of this Agreement, shall not be affected.

      15.9 SPECIFIC PERFORMANCE. Each Party agrees that one or more other Parties would be irreparably damaged if any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. Therefore, the Parties agree that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any of its provisions and to specifically enforce this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which a Party may be entitled, at law or in equity.

      15.10 JOINT DRAFTING. This Agreement and its Exhibits have been jointly drafted by the Parties and their counsel. Neither this Agreement nor any of its Exhibits shall be construed against any Party based on its authorship.

      15.11 CAPTIONS. The article and section headings in this Agreement are for convenience only, and shall not affect the meaning or interpretation of this Agreement.

      15.12 NO THIRD-PARTY BENEFICIARIES. There are no third-party beneficiaries of this Agreement, except that the respective Affiliates of the Parties are entitled to the benefits of the respective indemnification obligations of the Parties under Article XIII.

                           [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

                                      IEXALT PARTIES:

                                      IEXALT, INC.

                                      By: /s/ JACK I TOMPKINS
                                         ---------------------------------------
                                         Jack Tompkins, Chairman and
                                         Chief Executive Officer

                                      KCG COMBINATION CORP.

                                      By: /s/ JACK I TOMPKINS
                                         ---------------------------------------
                                         Jack Tompkins, President

                                      KCG:

                                      KEENER COMMUNICATIONS GROUP

                                      By: /s/ LAMAR H. KEENER
                                      ------------------------------------------
                                      Name: LAMAR H. KEENER
                                      ------------------------------------------
                                      Title: PRESIDENT
                                      ------------------------------------------

                                      SHAREHOLDERS OF KEENER
                                      COMMUNICATIONS GROUP

                                      /s/ LAMAR H. KEENER
                                      ------------------------------------------
                                      Lamar H. Keener

                                      /s/ THERESA L. KEENER
                                      ------------------------------------------
                                      Theresa L. Keener